EXHIBIT 99.1

 Southwest Community Bancorp Successfully Completes Capital Offering

    CARLSBAD, Calif.--(BUSINESS WIRE)--Oct. 4, 2004--Southwest Community Bancorp (OTCBB:SWCB) announced today that it successfully completed its offering of new shares of common stock and raised $14.5 million in additional equity. A total of 483,867 new shares were sold to approximately 400 subscribers, many of whom are first time shareholders.
    The Offering, which was announced in mid July, represented the largest capital campaign undertaken by the Company since its founding in December 1997 as Southwest Community Bank. The Company's directors and officers sold the shares directly without the assistance of an underwriter. Net of selling costs, the Offering provided the Company with approximately $14.4 million in new capital.
    Proceeds from the Offering are being used for general corporate purposes; to repay a $2 million loan obtained earlier in the year to repurchase a minority shareholder's interest in the Company's data servicing subsidiary, Financial Data Solutions, Inc., and to fund continuing expansion of the holding company's banking franchise, Southwest Community Bank. The Bank recently opened its eighth full service branch in San Bernardino in May of this year.
    Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California, and a Loan Production Office in Glendale, California; and Financial Data Solutions, Inc., a state-wide Item Processing service company with centers in Murrieta, El Monte and San Leandro, California.
    Shares of the Company's common stock are traded on the OTC Bulletin Board under the symbol SWCB. For more information, visit our web site at www.swcbank.com.

    Forward-Looking Comments: Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.

    CONTACT: Southwest Community Bancorp
             Frank J. Mercardante, 760-918-2620